Exhibit 10.10
Hyperdynamics Corporation
One Sugar Creek Center Blvd.
Suite 125
Sugar Land, TX 77478

Attention:  Ray Leonard, CEO, Hyperdynamics Corporation (the “Company”)

Dear Mr. Leonard:

This letter agreement confirms our understandings regarding the undersigned’s holdings of  the Series B Preferred Stock of the Company that is convertible into Common Stock of the Company (the “Series B Stock”) and warrants to purchase Common Stock of the Company (the “Warrants”).  The undersigned are holders of the Series B Stock and the Warrants and are referred to collectively in this letter agreement as the “Holders.”  The holdings of each of the Holders of each of these securities are set forth on Exhibit A to this letter agreement.

The Holders are principal stockholders of the Company, and the Holders are interested in assisting the Company in advancing exploration and exploitation of its oil and gas concession in Guinea.  The Holders understand the Company has a working capital deficit, and that the Company needs additional financing in the near term for working capital and for further seismic work.  The Holders understand that the Company’s prospects for obtaining additional financing will be improved by the Holders entering into this letter agreement, and the Holders understand they will benefit by the Company having improved prospects for obtaining financing.  The Holders agree with the Company as follows:

1.  The Holders own an aggregate of 2,406 shares of Series B Stock.  The Holders convert all of their Series B Stock, and deliver to the Company for cancellation certificates (accompanied by stock powers duly endorsed) evidencing all 2,406 shares for cancellation by the Company in connection with the conversion.  The Company recognizes the conversion of the Series B Stock into an aggregate of 15, 822, 222 shares of the Common Stock and agrees to have its transfer agent issue share certificates for the 15, 822, 222 shares in the names and denominations as set forth on Exhibit A.  The conversion ratio was calculated by dividing the stated value of $1,000 per share of Series B Stock by the Conversion Price of $0.135 and then multiplying by the number of Series B Stock shares outstanding of 2,406. The calculated amount of shares the Company’s common stock to issue upon conversion is therefore calculated (($1,000 / $0.135) x 2,406) to be seventeen million eight hundred twenty two thousand two hundred and twenty two (17,822,222), rounded down to the nearest single whole share. This calculated amount is reduced by two million shares given back to the Company to result in the total of fifteen million eight hundred twenty two thousand two hundred and twenty two (15, 822, 222) shares.

2.  The Company agrees that, if it is successful in obtaining equity or debt financing in a minimum amount of $10,000,000, it will, no later than 10 business days after receipt of such financing, deliver to the Holders a cash dividend payable on the Series B Stock previously owned by them in the aggregate amount of $430,000, payable in the amounts to the individual Holders as set forth on Exhibit A.

3.  The Holders own Warrants to purchase an aggregate of 4,980,000 shares of the Common Stock.  The Holders hereby agree with the Company to the cancellation of Warrants to purchase an aggregate of 1,000,000 shares of the Common Stock, as set forth on Exhibit A.  The Company will send Amended and Restated Warrant Agreements to Michael E. Watts to reflect this cancellation.

4.  Of the aggregate of 15,822, 222 shares of Common Stock to be issued by the Company, an aggregate of 2,000,000 shares will be donated by the Holders to the American Friends of Guinea, a charitable organization that the Company is working with to help support to the people of Guinea, as follows: 670,000 shares on or before July 1, 2010; 670,000 shares on or before July 1, 2011, and 660,000 shares on or before July 1, 2012.   Of the Warrants to purchase an aggregate of  3,980,000 shares of Common Stock held by the Holders (after the cancellation of Warrants to purchase 1,000,000 shares as set forth herein), Warrants to purchase an aggregate of 1,000,000 shares will be donated by the Holders ot the American Friends of Guinea, as follows: 333,333 warrants on or before July 1, 2010; 333,333 warrants on or before July 1, 2011; and 333,334 warrants on or before July 1, 2012.

5.  The Holders have had, directly or indirectly, a long history of involvement with the Company with  access to material information regarding the Company, and acknowledge that they have received adequate information concerning all matters which they consider material to a decision to acquire the Common Stock and to enter into this letter agreement.  The Holders understand the speculative nature of the Common Stock, the Company’s precarious financial position, the uncertainty of discovering oil and gas and exploiting the Company’s concession in Guinea, and the high degree of risk of investing in the Common Stock.

6.  The Holders understand that the shares of Common Stock issued upon conversion of the Series B  Stock and exercise of the Warrants have not been registered under the Securities Act of 1933, as amended, or under any state securities laws, and may not be offered for sale, sold, assigned or transferred unless subsequently registered thereunder, or transferred pursuant to an exemption from registration.  The Holders acknowledge that the stock certificates issued to the Holders will bear a legend setting forth this restriction. The Company understands that the underlying shares that the Series B Stock are converted into have been fully paid and non-assessable since 2001 and that the restrictive legend in this paragraph 6 is eligible for removal upon request of non affiliates to the Company.

7.   The Holders agree that, commencing on the date hereof and ending on July 1, 2010, without the written consent of the Company which may be withheld in the Company’s sole discretion, they will not (i) sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose, directly or indirectly, any of the 15,822,222 shares of Common Stock acquired pursuant to the conversion of the Series B Stock, or any of the shares which may be acquired pursuant to exercise of the Warrants, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any these shares, whether any such transaction is to be settled by delivery of such shares, in cash or otherwise.  Provided, however, that, as described in paragraph 8 below,  this lock-up shall not apply to up to 1,000,000 of the shares of Common Stock acquired pursuant to the conversion of the Series B Stock.

 The Holders agree that this lock-up is irrevocable and shall be binding upon their respective heirs, legal representatives, successors and assigns.  The Holders acknowledge that the stock certificates issued to the Holders will bear a legend referencing this lock-up.  If any shares of Common Stock or Warrants are donated to the American Friends of Guinea prior to July 1, 2010, they will be subject to this lock-up restriction, except for up to 100,000 shares and otherwise should more be approved by the Company.

8.  If the Company is successful in obtaining equity or debt financing in a minimum amount of $10,000,000 (and the maximum amount of which will be in the sole discretion of the Company),  and any underwriter involved in the offering believes that market conditions would permit the resale of Common Stock of the Holders, then up to 1,000,000 of the shares of Common Stock held by the Holders shall be released from the lock-up restriction set forth in paragraph 7 above.

9.  The Holders and the Company agree that irreparable damage could result if this letter agreement is not performed in accordance with its terms, and either party may be entitled to specific performance, in addition to any other remedy at law, or in equity.

10.  The terms of this letter agreement shall be construed and interpreted in accordance with the laws of the State of Texas and shall be binding upon and inure to the benefit of the Company, each Holder, and their respective heirs, legal representatives, successors and assigns.  This letter agreement constitutes the entire agreement of the Holders with the Company with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, by the Holders and the Company with respect to the subject matter hereof.  Each Holder acknowledges that he has had the opportunity to consult with his or its personal attorney prior to entering into this letter agreement and that no part of this letter agreement shall be construed against any party on the basis of authorship.

11.  The execution of this Agreement by any Holder or the Company, and the delivery of a copy thereof bearing a facsimile or a scanned signature, shall be valid and enforceable and shall, for all purposes, be treated as an original signature.

If this correctly sets forth our understanding, please so indicate below.

Very truly yours,

TWJ NAVIGATION, INC.

By:       /s/ Kent Watts
    Name: Kent Watts
    Title:   President
    Date:    9/29/09

JJ NAVIGATION, INC

By:       /s/Ernest M. Watts
    Name: Ernest M. Watts
    Title:  President
    Date:   9/29/09

CW NAVIGATION, INC.

By:        /s/Christopher Watts
    Name: Christopher Watts
    Title:   President
    Date:   9/29/09

KD NAVIGATION, INC.

By:      /s/Kara M. Driver
    Name: Kara M. Driver
    Title:   VP and Secretary
    Date:    9/29/09

KW NAVIGATION, INC.

By:          /s/Michael Watts
    Name: Michael Watts
    Title:   President
    Date:    9/29/09

Michael E. Watts, Individually

Agreed and Accepted:

HYPERDYNAMICS CORPORATION

By:        /s/ Ray Leonard
    Name: Ray Leonard
    Title:   Chief Executive Officer and President
     Date:

Exhibit A
to
Hyperdynamics Letter Agreement

Name of Holder	Number of Shares of Series B Stock Converted	Number of Shares of Common Stock Received Upon Conversion	Number of Shares of Common Stock to be Donated	Number of Warrants	Number of Warrants Cancelled	Number of Warrants to be Donated
TWJ Navigation, Inc.	1,069	5,918,519 ***	1,000,000	1,740,000	0	500,000
JJ Navigation, Inc.	82	607,407	0	0	0	0
CW Navigation, Inc.	396	2,933,333	333,333	580,000	0	0
KD Navigation, Inc.	396	2,933,333	333,333	580,000	0	0
KW Navigation, Inc	396	2,933,333	333,334	580,000	0	0
Michael E. Watts	67	496,297	0	1,500,000	1,000,000	500,000
Totals	2,406	15,822,222	2,000,000	4,980,000	1,000,000	1,000,000

***           This amount is derived by calculating a total of shares to issue of 7,918,519 and reducing that amount by 2,000,000 shares pursuant to paragraph 1 of the letter agreement.

]